Exhibit 10.61

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of April 20, 2007 (this “Agreement”) by and among the individuals listed on Schedule A hereto (each a “Seller” and together the “Sellers”), Generation Capital Partners VRC LP, individually and as agent for Generation Members Fund II LP (each, a “Buyer” and together the “Buyers”) and Virtual Radiologic Corporation, a Delaware corporation (the “Company”).

WHEREAS, each Seller owns shares of common stock of the Company, and each Buyer owns shares of the Company’s Series A Convertible Preferred Stock; and

WHEREAS, Buyers wishes to purchase shares of the Company’s common stock from each of the Sellers as indicated on Schedule A hereto and each Seller wishes to sell such shares of the Company’s common stock to Buyers.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Agreement to Buy and Sell. Buyers shall purchase, and each Seller shall sell, that number of shares of Company common stock listed next to each Seller’s name on Schedule A hereto (the “Shares”). The obligations of each Seller are several, and no failure by any Seller to fulfill its obligations hereunder shall affect the rights or obligations of any other Seller.

2.	Purchase Price. In exchange for the Shares, Buyers shall pay the price of Twelve Dollars and no cents ($12.00) per share of Company common stock to each of the Sellers (the “Purchase Price”). The purchase and sale of the Shares shall take place at the offices of Generation Partners, One Greenwich Office Park, Greenwich, CT, at 4:00 P.M. (local tune), on the date hereof (which time and place are designated as the “Closing”). At the Closing, Seller shall deliver to the Company the certificate(s) representing the Shares duly endorsed or accompanied by stock powers duly endorsed to the Buyers against payment of the Purchase Price therefor by certified check or wire transfer and shall instruct the transfer agent of the Company to issue a new certificate representing the Shares in the name of the Buyers shall designate by written instruction. Upon delivery of payment of the Purchase Price, each Buyer shall become the legal and beneficial owner of the applicable Shares so being purchased and of all rights and interest therein or related thereto. Promptly following the Closing, the Company shall deliver to each Buyer a certificate representing the number of Shares purchased hereunder.

3.

Stockholders Agreement and Investor Rights Agreement. Buyers and Sellers are, or are entitled to become, parties to that certain Stockholders Agreement dated as of May 2, 2005, by and among the Company, Buyers, Sellers and certain other holders of the Company’s capital stock (the “Stockholders Agreement”) and the Company and certain holders of the Company capital stock are parties to that certain Investor Rights Agreement dated as of May 2, 2005 (the “Investor Rights Agreement”). Buyers and

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Sellers each acknowledge that the Stockholders Agreement grants rights of first refusal to the Company and Major Stockholders (as such term is defined in the Stockholders Agreement), as well as co-sale rights to Major Stockholders. Buyers and Sellers each further acknowledge that the purchase and sale of Shares contemplated by this Agreement are subject to such rights of first refusal and co-sale rights. Each Seller and the Company has waived any right of first refusal that it may have with respect to the Shares that are being transferred hereunder. All Shares covered by this Agreement shall be bound to the terms of the Stockholders Agreement following the consummation of the transactions covered by this Agreement and shall be “Registrable Stock” under the Investor Rights Agreement without the need to execute additional joinder documents, amendments or other writings, provided that if a Buyer is not a party to the Stockholders Agreement, that Buyer will execute a joinder to such Stockholders Agreement, and provided that each Buyer hereunder who is an assignee pursuant to the terms of the Stockholders Agreement shall become a Major Stockholder (as such term is defined in the Stockholders Agreement) and such Buyer shall be added to Exhibit B of the Stockholders Agreement.

4.	Representations and Warranties of Sellers. Each Seller individually represents and warrants to each Buyer as follows:

4.1	Seller has good title to the Shares being sold pursuant to this Agreement and such Shares are free and clear of all liens, encumbrances, pledges, security interests or other restrictions on transfer, with the exception of those rights granted to the Company and the Major Stockholders pursuant to the Stockholders Agreement.

4.2	This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (a) the laws of bankruptcy and laws affecting creditors’ rights generally, and (b) the availability of equitable remedies.

4.3	Seller has received all the information it considers necessary or appropriate for deciding whether to sell the Shares to Buyer pursuant to this Agreement. Seller further represents that it has had an opportunity to ask questions and receive answers from the Company and its management regarding the business, properties, prospects and financial condition of the Company. Seller acknowledges (a) Buyer has not made any representation or warranty, express or implied, except as set forth herein, regarding any aspect of the sale and purchase of the Shares, the operation or financial condition of the Company or the value of the Shares, (b) that it is not relying upon the Company or Buyer in making its decision to sell the Shares to Buyer pursuant to this Agreement, (c) that Buyer is relying upon the truth of the representations and warranties in this Section 4 in connection with the purchase of the Shares hereunder.

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4.4	Seller hereby releases the Company, Buyers and any future holder of the Shares and waives any and all rights, actions, claims, liabilities, obligations, damages and causes of action whether known, suspected or unknown, whether in law or in equity which Seller may have or may claim to have against the Company, Buyer or any future holder of the Shares. It is the intention of the parties that the foregoing waiver and release shall be effective as a bar to any and all actions, fees, damages, losses, claims, liabilities and demands of whatsoever character, nature and kind, known or unknown, suspected or unsuspected specified herein.

4.5	Seller hereby acknowledges that it shall have no rights with respect to the Shares, as a stockholder of the Company or otherwise, with respect to any future sale, acquisition, merger, liquidation, dissolution or other corporate event regarding the Company or its assets (any of the foregoing, a “Corporate Event”). Seller further expressly acknowledges that any such Corporate Event may result in the payment by the Company or a third party of assets, funds or other proceeds to the Company’s stockholders including Buyer, in a manner such that the value attributed to the Company’s capital stock in such Corporate Event (either in an aggregate amount or on a per share basis) may be greater than the Purchase Price hereunder. Seller hereby acknowledges and agrees that it shall have no right to or interest in any such assets, funds or proceeds, and it further agrees that it will not make any claim or assert any right or interest, against Buyer, the Company or such third party with respect to any such assets, funds or proceeds (or with respect to the Corporate Event to which such assets, funds or proceeds relate).

4.6	Seller has had an opportunity to review the federal, state and local tax consequences of the sale of the Shares to Buyer and the transactions contemplated by this Agreement with its own tax advisors. Seller is relying solely on such advisors and not on any statements or representations of Buyer or the Company. Seller understands that the Seller (and not Buyer) shall be responsible for its own tax liability that may arise as a result of the transactions contemplated by this Agreement.

4.7	Neither the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default (with or without notice or lapse of time, or both), or an event creating rights of acceleration, termination or cancellation or a loss of rights under (a) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Seller is a party or by which Seller or any of its properties is bound, (b) any judgment or decree applicable to, or affecting, Seller or (c) any statute, law or rule to which Seller is subject.

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5.	Additional Agreements of Certain Sellers. Brent Backhaus and Lorna Lusic each agree that the terms and conditions of the separate Letter Agreement of even date herewith among each of them, respectively, the Company and the Buyers are express consideration for this Agreement. A copy of each Letter Agreement is appended hereto as Exhibit A and B, respectively.

6.	Representations and Warranties of Buyer. Each Buyer represents and warrants to each Seller, and understands, as follows:

6.1	Buyer is purchasing the Shares solely for Buyer’s own account for investment purposes and not with a view to or for sale or distribution of the Shares or any portion thereof and without any present intention of selling, offering to sell or otherwise disposing of or distributing the Shares or any portion thereof in any transaction other than a transaction complying with the registration requirements of the Securities Act of 1933, as amended (the “Act”), and applicable state securities or “blue sky” laws, or pursuant to an exemption therefrom. The entire legal and beneficial interest of the Shares that Buyer is purchasing is being purchased for, and will be held for, Buyer’s account only, and specifically is not being purchased in whole or in part for any other person or entity.

6.2	Buyer has been given access to full and complete information regarding the Company, including, in particular, the current financial condition of the Company and the risks associated therewith and has utilized such access to Buyer’s satisfaction for the purpose of obtaining information or verifying information, and particularly, Buyer has either attended or been given reasonable opportunity to attend a meeting with representatives of the Company for the purpose of asking questions of, and receiving answers from, such representatives concerning the Company and the terms and conditions of the purchase of the shares and to obtain any additional information, to the extent reasonably available.

6.3	Buyer understands that the Shares as an investment involve an extremely high degree of risk. Buyer understands that the Company may need significant additional capital to be successful, which capital may not be easily available or may only be available upon terms that are substantially dilutive to Buyer.

6.4	Buyer alone, or with the assistance of professional advisors, has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of Buyer’s purchase of the Shares, or has a pre-existing personal or business relationship with the Company or any of its officers, directors, or controlling persons of a duration and nature that enables the undersigned to be aware of the character, business acumen and general business and financial circumstances of the Company or such other person.

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6.5	Buyer understands that (a) none of the shares of the Shares being purchased have been registered under the Act, (b) the Shares being purchased are characterized under the Act as “restricted securities” and, therefore, cannot be sold or transferred unless they are subsequently registered under the Act or an exemption from such registration is available, (c) neither the Company nor any of its officers or directors has any obligation to register the Shares being purchased under the Act other than as provided in the Investor Rights Agreement and (d) there is presently no public market for the Shares being purchased and Buyer may not be able to liquidate the investment in the event of an emergency or pledge the Shares as collateral security for loans.

6.6	Except as set forth in this Agreement, no representations or warranties have been made to Buyer, by any Seller or the Company or any agent, employee or affiliate of Seller or the Company and in entering into this transaction, the Buyer is not relying on any information, other than that contained herein and the results of independent investigation by Buyer.

7.	Waiver of Right of First Refusal and Right of Co-Sale. To the extent each Buyer and each Seller is a Major Stockholder (as such term is defined in the Stockholders Agreement and Exhibit B thereto), each Buyer and each Seller hereby acknowledges it possesses a right of first refusal pursuant to the Stockholders Agreement (the “First Refusal Right”) and a right of co-sale (the “Co-Sale Right”) pursuant to the Stockholders Agreement. Each Buyer and each Seller agrees it has received sufficient notice of and opportunity to exercise such First Refusal Right and Co-Sale Right and hereby waives its First Refusal Right and Co-Sale Right and further notice thereof with respect to the Shares and to this Agreement. Following the consummation of this Agreement, the Stockholder Agreement shall continue in full force and effect as originally constituted.

8.	Miscellaneous.

8.1	This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

8.2	This Agreement shall be governed by the laws of the State of Delaware without application of its choice of law provisions.

8.3	This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute the same instrument.

8.4	The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYERS

GENERATION CAPITAL PARTNERS VRC LP, individually and as agent for
GENERATION MEMBERS FUND II LP

By:	Generation Partners VRC LLC, its General Partner

By:	/s/ Mark E. Jennings
Managing Member

SELLERS

/s/ Sean Casey

Sean Casey, M.D.

/s/ Eduard Michel

Eduard Michel, M.D.

/s/ Brent Backhaus

Brent Backhaus

/s/ David L. Hunter

David L. Hunter

/s/ Gary Weiss

Gary Weiss

/s/ Ranie Pendarvis

Ranie Pendarvis

/s/ Lorna Lusic

Lorna Lusic

COMPANY VIRTUAL RADIOLOGIC CORPORATION

By:	/s/ Sean O. Casey
Name:	Sean O. Casey
Title:	CEO

SCHEDULE A

SELLER	BUYER	SHARES	AMOUNT
Sean Casey, M.D.	Generation Partners VRC LP	560,000	$6,720,000
Eduard Michel, M.D.	Generation Partners VRC LP	140,000	$1,680,000
Brent Backhaus	Generation Partners VRC LP	200,000	$2,400,000
David L. Hunter	Generation Partners VRC LP	90,000	$1,080,000
Gary Weiss	Generation Partners VRC LP	100,000	$1,200,000
Ranie Pendarvis	Generation Partners VRC LP	65,700	$788,400
Lorna Lusic	Generation Partners VRC LP	175,000	$2,100,000
TOTAL		1,330,700	$15,968,400

Exhibit A

LETTER AGREEMENT

Brent Backhaus

5267 Silver Maple Circle

Minnetonka, MN 55343

April     , 2007

Re: Purchase of Virtual Radiologic Corporation Common Stock

Dear Mr. Backhaus:

THIS LETTER AGREEMENT (this “Letter Agreement”) is dated and effective as of the date first written above (the “Effective Date”) by and among Brent Backhaus (“Seller”), Generation Capital Partners VRC LLC, individually and as agent for Generation Members’ Fund II LP (each, a “Buyer” and together the “Buyers”) and Virtual Radiologic Corporation, a Delaware corporation (the “Company”).

Seller has entered into a Stock Purchase Agreement by and among Seller, Buyers the Company, and certain other Signatories (the “Additional Signatories”) dated as of even date herewith (the “Stock Purchase Agreement”). Seller has also entered into a certain Stockholders Agreement among Seller, the Company and others dated May 2, 2005, (the “Stockholders Agreement”). Seller has also entered into Separation Agreement and General Release with the Company dated as of December 31, 2006 (the “Separation Agreement”). Capitalized Terms used herein and not defined shall have the meanings ascribed to them in the Separation Agreement. Seller, Buyers and the Company agree as follows:

1. On the date of the Closing (as defined in the Stock Purchase Agreement), Seller will exercise his option to purchase 175,000 shares of the Company’s common stock (the “Backhaus Shares”) pursuant to written notice to the Company, and shall deliver to the Company the aggregate exercise price for the Backhaus Shares obtained pursuant to the option, along with any additional amount the Company may be required to withhold pursuant to applicable tax law. Company will provide Seller with a certificate in Seller’s name representing the Backhaus Shares, which Seller will concurrently transfer to Buyers in fulfillment of the terms and conditions of the Stock Purchase Agreement.

2. Effective as of the Closing of the purchase by Buyer and the sale by Seller of the Backhaus Shares as set forth in Section 1 of this Letter Agreement, Seller represents and warrants that Seller has not breached the non-competition provisions of Section 11 of the Separation Agreement, and that Seller has not disclosed any Company Confidential Information to any third party.

3. Effective as of the Closing of the purchase by Buyer and the sale by Seller of the Backhaus Shares as set forth in Section 1 of this Letter Agreement, Seller agrees and acknowledges that, as consideration for Buyer’s purchase of the Backhaus Shares obtained by Seller upon Seller’s exercise of Seller’s stock option, and in further consideration of the waiver by the Company and the Additional Signatories of rights under the Sections 2 and 3 of the Stockholders Agreement, Section 11 of the Separation Agreement is hereby amended such that the Restricted Period will be extended to January 31, 2010. All other terms and conditions of the Separation Agreement shall remain intact and unchanged. Also effective as of such Closing, Seller expressly agrees and acknowledges that (i) the Company’s extension of the period during which Seller may exercise his stock options was sufficient and appropriate consideration for Seller’s agreement to the Restricted Period in the Separation Agreement, and (ii) the consideration herein is sufficient and appropriate for the extension of the Restricted Period and the indemnity contained in Section 4 hereof.

4. Effective as of the Closing of the purchase by Buyer and the sale by Seller of the Backhaus Shares as set forth in Section 1 of this Letter Agreement, Seller agrees to indemnify and hold the Company harmless against any damage, loss of business or reputation, deficiency, penalty, fine, cost, amount paid in settlement, liability, loss, expense or fee, including court costs and reasonable attorneys’ fees and expenses, resulting from Seller’s breach of the representation and warranty given herein or the breach of Seller’s non-competition and confidentiality obligations under the Separation Agreement or any other agreement between the Company and Seller relating to similar non-competition or confidentiality obligations. The right of indemnification contained herein shall be exclusive of, and in addition to, any rights or remedies available to the Company under the Separation Agreement or otherwise with respect to Seller’s conduct.

This Letter Agreement is agreed and accepted by each of the parties below, as of the date first written above.

AGREED AND ACCEPTED:

Brent Backhaus

Virtual Radiologic Corporation
Sean Casey, CEO

GENERATION CAPITAL PARTNERS VRC LP, individually and as agent for GENERATION MEMBERS FUND II LP

Exhibit B

Lorna Lusic

17764 Layton Path

Lakeville, MN 55044

April     , 2007

Re: Purchase of Virtual Radiologic Corporation Common Stock

Dear Ms. Lusic:

THIS LETTER AGREEMENT (this “Letter Agreement”) is dated and effective as of the date first written above (the “Effective Date”) by and among Lorna Lusic (“Seller”), Generation Capital Partners VRC LLC, individually and as agent for Generation Members’ Fund II LP (each, a “Buyer” and together the “Buyers”) and Virtual Radiologic Corporation, a Delaware corporation (the “Company”).

Seller has entered into a Stock Purchase Agreement by and among Seller, Buyers the Company, and certain other Signatories (the “Additional Signatories”) dated as of even date herewith (the “Stock Purchase Agreement”). Seller has also entered into a certain Stockholders Agreement among Seller, the Company and others dated May 2, 2005, (the “Stockholders Agreement”). Seller has also entered into Separation Agreement and General Release with the Company dated as of December 31, 2006 (the “Separation Agreement”). Capitalized Terms used herein and not defined shall have the meanings ascribed to them in the Separation Agreement. Seller, Buyers and the Company agree as follows:

1. On the date of the Closing (as defined in the Stock Purchase Agreement), Seller will exercise her option to purchase 175,000 shares of the Company’s common stock (the “Lusic Shares”) pursuant to written notice to the Company, and shall deliver to the Company the aggregate exercise price for the Lusic Shares obtained pursuant to the option, along with any additional amount the Company may be required to withhold pursuant to applicable tax law. Company will provide Seller with a certificate in Seller’s name representing the Lusic Shares, which Seller will concurrently transfer to Buyers in fulfillment of the terms and conditions of the Stock Purchase Agreement.

2. Effective as of the Closing of the purchase by Buyer and the sale by Seller of the Lusic Shares as set forth in Section 1 of this Letter Agreement, Seller represents and warrants that Seller has not breached the non-competition provisions of Section 11 of the Separation Agreement, and that Seller has not disclosed any Company Confidential Information to any third party.

3. Effective as of the Closing of the purchase by Buyer and the sale by Seller of the Lusic Shares as set forth in Section 1 of this Letter Agreement, Seller agrees and acknowledges that, as consideration for Buyer’s purchase of the Lusic Shares obtained by

Seller upon Seller’s exercise of Seller’s stock option, and in further consideration of the waiver by the Company and the Additional Signatories of rights under the Sections 2 and 3 of the Stockholders Agreement, Section 11 of the Separation Agreement is hereby amended such that the Restricted Period will be extended to January 31, 2010. All other terms and conditions of the Separation Agreement shall remain intact and unchanged. Also effective as of such Closing, Seller expressly agrees and acknowledges that (i) the Company’s extension of the period during which Seller may exercise her stock options was sufficient and appropriate consideration for Seller’s agreement to the Restricted Period in the Separation Agreement, and (ii) the consideration herein is sufficient and appropriate for the extension of the Restricted Period and the indemnity contained in Section 4 hereof.

4. Effective as of the Closing of the purchase by Buyer and the sale by Seller of the Lusic Shares as set forth in Section 1 of this Letter Agreement, Seller agrees to indemnify and hold the Company harmless against any damage, loss of business or reputation, deficiency, penalty, fine, cost, amount paid in settlement, liability, loss, expense or fee, including court costs and reasonable attorneys’ fees and expenses, resulting from Seller’s breach of the representation and warranty given herein or the breach of Seller’s noncompetition and confidentiality obligations under the Separation Agreement or any other agreement between the Company and Seller relating to similar non-competition or confidentiality obligations. The right of indemnification contained herein shall be exclusive of, and in addition to, any rights or remedies available to the Company under the Separation Agreement or otherwise with respect to Seller’s conduct.

This Letter Agreement is agreed and accepted by each of the parties below, as of the date first written above.

AGREED AND ACCEPTED:

Lorna Lusic

Virtual Radiologic Corporation
Sean Casey, CEO

GENERATION CAPITAL PARTNERS VRC LP, individually and as agent for GENERATION MEMBERS FUND II LP